Exhibit 10.1
CONTRACT FOR SALE OF REAL ESTATE
SAW MILL PARK, LLC,
as Seller
and
TERRENO REALTY LLC,
as Buyer
As Of March 31, 2011

CONTRACT FOR SALE OF REAL ESTATE
TABLE OF CONTENTS

1. Purchase Agreement
2. Property
3. Purchase Price
4. Payment of Purchase Price
5. Deposit Moneys
6. Due Diligence Investigation
7. Time and Place of Closing
8. Transfer of Ownership
9. Closing Deliveries of the Parties
10. “As Is” Sale; No Implied Or Oral Representations Or Warranties
11. Risk of Loss and Condemnation
12. Personal Property and Fixtures
13. Pre-closing Inspection of the Property
14. Building and Zoning Laws
15. Assessments for Municipal Improvements
16. Adjustments at Closing
17. Possession
18. Complete Agreement
19. Real Estate Brokers
20. Governing Law and Venue
21. Notices
22. Loan Assignment and Assumption

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23. No Assignment
24. Representations and Warranties
25. Environmental Representations and Warranties
26. Continuation of Seller’s Representations and Warranties
27. Buyer’s Representations and Warranties
28. Continuation Of Buyer’s Representations And Warranties
29. Seller’s Pre-Closing Covenants
30. Buyer’s Pre-Closing and Post-Closing Covenants
31. Flood Zone
32. Buyer’s Indemnity
33. Conditions Precedent to Buyer’s Obligation to Close
34. Conditions Precedent to Seller’s Obligation To Close
35. Failure To Close
36. Binding Effect
37. Participation in 1031 Exchange. Like Kind Exchange
38. Bulk Sale Tax Filing
39. Post Closing Property Management Agreement
40. Audit Confirmation and Information
41. Miscellaneous

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CONTRACT FOR SALE OF REAL ESTATE
This Agreement for Sale (this “Agreement”) is made effective as of March 31, 2011

BETWEEN	SAW MILL PARK, LLC, a New Jersey limited liability company
whose address is 570 Commerce Boulevard, Carlstadt, NJ 07072 referred to as the Seller,

AND	TERRENO REALTY LLC, a Delaware limited liability company
whose address 16 Maiden Lane, Fifth Floor, San Francisco, CA 94108 referred to as the Buyer.
1. Purchase Agreement. The Seller agrees to sell, and the Buyer agrees to buy, the Property, as hereinafter defined. The date of the contract is hereinafter referred to as the “Effective Date”.
2. Property. The property to be sold consists of: (a) the land and all the buildings, other improvements and fixtures on the land; (b) all of the Seller’s rights relating to the land and such buildings, improvements and fixtures; (c) the Seller’s right, title and interest in and to all licenses, permits, approvals, rights-of-way and easements, if any; (d) all of the Seller’s ownership rights, if any, in any land lying in the bed of any street or highway, opened or proposed, in front of or adjoining the Property to the center line thereof, and in any ways, strips or gores of land adjoining the Property; (e) the Lease (as hereinafter defined); (f) any and all governmental approvals and permits relating to the Property if and to the extent same are transferrable; (g) any and all rights, warranties and guaranties relating to the Property; and (h) true copies of all operating manuals, plans, specifications and drawings in the Seller’s possession relating to the Property. The real property to be sold is commonly known as 670 Belleville Turnpike, in the Town of Kearny in the County of Hudson, and State of New Jersey. It is shown on the municipal tax map as Block 150.01 Lot 52.04. This real property is more fully described in the attached Schedule A (“Legal Description”) and Schedule A-1 (“Seller’s Survey”), and is herein referred to as the “Property.” The right of Seller to be reimbursed for road improvement costs under agreement with the Kearny Enterprise Zone Redevelopment Authority under that certain agreement dated May (no date), 2004 is not transferred to Buyer and Seller shall retain sole rights to any such reimbursement before or after Closing.
3. Purchase price. The purchase price is Thirty-Two Million Six Hundred Thousand and 00/100 Dollars ($32,600,000.00) (hereinafter the “Purchase Price.”)
4. Payment of Purchase Price. The Buyer will pay the Purchase Price as follows:

(a) First Deposit. Upon execution and delivery of this Agreement Buyer shall remit a deposit by wire transfer to the Escrow Agent (said amount, together with all accrued interest thereto being herein referred to as the “First Deposit”)
$2,000,000.00
(b) Second Deposit. Within two (2) business days after the completion or waiver of the Due Diligence Period and Buyer’s election to proceed to Closing Buyer shall remit a further deposit by wire transfer to the Escrow Agent (said amount, together with all accrued interest thereon, being herein referred to as the “Second Deposit”). The First Deposit and Second Deposit together with all accrued interest earned thereon shall be referred to as the “Deposit” when referenced collectively.
$1,000,000.00
(c) Loan Assumption. Subject to the provisions of Section 22, at the Closing, there shall be credited against the Purchase Price an amount equal to the principal balance of the Assumed Loan, together with all accrued unpaid interest thereon as of the Closing Date, and all late charges, penalties or other charges owing under the Assumed Loan as of the Closing Date (but specifically excluding any loan assumption fees and related charges and reimbursements due to Lender in connection with the Loan Assumption, which shall be paid as provided in Section 22 (the “Loan Credit”). Subject to the provisions of Section 22, the Loan shall be assigned to and assumed by Buyer as a condition of Closing and Buyer shall acquire the Property subject to the Assumed Loan. The approximate balance of the Assumed Loan as of March 1, 2011 is
$14,814,703.00
(d) Payment at Closing. The balance of the Purchase Price shall be paid at the Closing, subject to the final Adjustment for the Loan Assumption and subject to closing adjustments as hereinafter expressly provided, and shall be paid by wire transfer of funds, as directed by the Seller, with written wiring instructions to the Buyer at least two (2) business days prior to the Closing (subject to adjustment at Closing which may be paid by attorney Trust account check not to exceed $5,000 in amount)
$14,785,297.00

5. Deposit Moneys:
     The First Deposit and the Second Deposit will be held as the Deposit, in a segregated account in escrow by Buyer’s Title Insurance Company (Chicago Title Insurance Company, unless the Buyer elects otherwise), which shall act as escrow agent for the Deposit and for the Closing (the “Escrow Agent”). The Deposit shall be held by Escrow Agent in one or more interest bearing trust accounts until Closing or earlier termination of this Agreement pursuant to its terms. At Closing the interest shall be divided equally between Seller and Buyer, and upon any other disposition of the Deposit all interest accruing upon the Deposit shall be paid to the party to whom the Deposit is payable pursuant to this Agreement. The Deposit shall be wire transferred by Buyer to the account maintained by the Escrow Agent on the date a fully executed copy of this Agreement is returned to Buyer’s attorney. The Deposit shall be fully refundable with all accrued interest if this Agreement is terminated during the Due Diligence Period (as hereinafter defined), or if this Agreement is validly terminated in accordance with its terms as a result of the breach or default of the Seller or as a result of the non-satisfaction of a closing condition hereinafter expressly provided as to the obligation of the Buyer to close (including the absence of the Mortgage Assumption other than as a result of the breach by Buyer of its obligations under Section 22 of this Agreement). If Buyer does not terminate this Agreement during the Due Diligence Period, the Second Deposit shall be remitted to the Escrow Agent within two (2) business days after the expiration of the Due Diligence Period without Buyer terminating this Agreement or waiver of the due diligence contingency and thereafter the Deposit (including both the First Deposit and the Second Deposit) shall become non-refundable, except for valid termination of this Agreement due to the breach of this Agreement by Seller or failure to close due to Seller’s inability to deliver title as provided in this Agreement or inability to complete the Mortgage Assumption other than as a result of the breach by Buyer of its obligations under Section 22 of this Agreement or other non-satisfaction of a closing condition hereinafter expressly provided as to the obligation of the Buyer to close.
     The Escrow Agent shall act as stakeholder, and shall have no liability, with respect to the funds deposited, except to hold and apply same in accordance with this Agreement. Buyer and Seller agree to provide W-9 or similar tax forms to the Escrow Agent as reasonably required for the Deposit or for any escrow under Section of this Agreement, and to execute and deliver escrow and deposit agreements not inconsistent with the provisions of this Agreement as may be reasonably requested by the Escrow Agent. The parties hereto shall indemnify and hold harmless the Escrow Agent from and against any and all liability, and the consequences thereof, in connection with its acting as stakeholder, except in the event of willful misfeasance or negligence on the part of the Escrow Agent in fulfilling its responsibilities pursuant to this Contract. In the event of a dispute with respect to the funds deposited, the Escrow Agent either shall hold same until the earlier of a written agreement between the parties or the entry of an order of a court of competent jurisdiction, or shall interplead the funds with the Clerk of the Superior Court of New Jersey in Hudson County.
     The Escrow Agent shall not disburse the Deposit to either party without giving ten days’ advance written notice to the other party, except (a) if both Buyer and Seller give to the Escrow

Agent joint instructions as to the disbursement of the Deposit, or (b) if a court of competent jurisdiction directs the Escrow Agent to disburse the Deposit to either party.
     Any legal proceeding commenced by the Escrow Agent with respect to the Deposit or with respect to its rights or duties in connection with this Agreement shall be commenced in the Federal or State courts in New Jersey only, and not in any other State.
6. Due Diligence Investigation.
     6.1 Inspections After Execution of this Agreement. Seller agrees to permit Buyer to perform an investigation of the Property pursuant to the following terms and conditions. The investigation may include both a review and evaluation of the Inspection Documents listed below and the Inspections described below (collectively, the “Investigation”):
          6.1.1 Inspection Documents Provided to Buyer. At or before the execution and delivery of this Agreement the Seller shall deliver to the Buyer (via email, FTP, or similar electronic transfer) the documents listed on Schedule “H” annexed hereto and made a part hereof, for review and evaluation by the Buyer. Furthermore, promptly after any written request by the Buyer from time to time after the execution and delivery of this Agreement (whether during the Due Diligence Period or afterwards), the Seller shall deliver to the Buyer (via email, FTP or similar electronic transfer) such other documents, agreements, contracts, reports, studies, plans, specifications, books, records, governmental permits and approvals and applications therefor, insurance policies, and other materials and information relating to the Property as may be (a) reasonably requested by the Buyer and (b) in the Seller’s possession or control. All of the foregoing that is provided by the Seller to the Buyer will be referred to in this Agreement as the “Inspection Documents”. Buyer acknowledges and agrees that Seller does not and has not made any representation with regard to the accuracy of the Inspection Documents, except as set forth in this Agreement. Seller does not make any representation or warranty concerning the Property, or the suitability or fitness or condition thereof, or as to any other matter and Buyer does not and shall not rely upon any statement or opinion of the Seller concerning the Property other than the representations and warranties and other agreements that are expressly set forth in this Agreement.
          6.1.2 Physical Inspection of the Property.
          (a) Seller agrees to permit the Buyer to make one or more inspections (each, an “Inspection”) of the Property to the extent permitted and subject to the terms of the Lease. As used in this Agreement, the term “Due Diligence Period” means the period beginning on the date a fully executed copy of this Agreement is delivered to Buyer’s attorney until 5:00 pm on the twenty-eighth (28th) day after the date a fully executed copy of this Agreement is delivered to Buyer’s attorney (or, if such 28th day is a Saturday, Sunday or legal holiday, then 5:00 p.m. on the next succeeding business day). The Inspection may include, without limitation, (subject to Sections 6.1.2(c), 6.1.2(d) and 6.1.2(e) hereof, as applicable) non-invasive and non-destructive examinations, studies, evaluations and investigations that Buyer deems necessary, in its sole judgment, to thoroughly evaluate the Property. Buyer’s investigations may include, zoning reviews, appraisals, property inspections, environmental inspections and evaluations and other inspections, studies and investigations as Buyer may choose to make, subject to the limitations in this Agreement. Without in any way whatsoever limiting the generality of the foregoing, the condition and future life of the roof shall be subject to the approval of the Buyer. Buyer shall not, and shall not permit its employees, consultants, engineers and agents to, in connection with Buyer’s Inspection, conduct any boring, digging, drilling or other physical intrusion of the Property (including any of the Improvements thereon), unless the Seller consents thereto in writing, which consent may be withheld in Seller’s sole and absolute discretion. Furthermore, the Seller shall, promptly after written request by the Buyer, arrange for an interview by the Buyer of appropriate personnel of the Tenant (as such capitalized term is hereinafter defined) during the Due Diligence Period, at a time mutually convenient to the Buyer and the Tenant. Buyer shall pay all costs and expenses in connection with the Inspection. The Buyer may terminate this Agreement at any time during the Due Diligence Period if Buyer is not satisfied with the results of its Investigation, for any reason whatsoever, in Buyer’s sole discretion. If the Buyer elects to terminate this Agreement hereunder, it must send written notice, in accordance with this Agreement, of its election to the Seller on or prior to the expiration of the Due Diligence Period, at which time the Buyer shall be entitled to the prompt and unconditional return of the Deposit with all accrued interest thereon and this Agreement will thereupon be terminated and of no further force and effect, and neither party shall be under any further liability to the other hereunder, except for those obligations which survive termination pursuant to the express provisions of this Agreement. In such case, the Seller shall promptly confirm to the Escrow Agent in writing that the Buyer is entitled to the return of the Deposit and such interest. If Buyer fails to terminate this Agreement BY 5:00 PM on the last day of the Due Diligence Period (TIME BEING EXPRESSLY DECLARED TO BE OF THE ESSENCE), the right of termination specified in this Section 6.1.2(a) shall conclusively be deemed to have been waived and the obligations of the parties to close shall thereafter be firm, subject only to the Conditions set forth in Sections 33 and 34 of this Agreement.
          (b) Subject to the provisions of Sections 6.1.2(c), 6.1.2(d) and 6.1.2(e) below, from and after the date hereof and extending through the Closing, the Buyer and its agents, employees, contactors and invitees shall have the right, Mondays through Fridays between the hours of 7:00 a.m. and 5:00 p.m., upon not less than 48 hours prior notice to Seller to enter onto the Property for the purpose of making Inspections; provided, however, that:
               (i) All work performed by or on behalf of the Buyer shall be performed in accordance with all applicable laws and shall not in any material respect interfere with the ongoing operations on the Property by the Tenant.
               (ii) The Buyer shall repair or cause to be repaired, at its own expense, any damage caused by its Inspection at the Property so that the Property is left in substantially the same condition as when the Buyer first entered upon the Property;
               (iii) The Buyer shall remove all of its personal property, and shall cause each of its employees, agents, contractors, and invitees to remove its personal property from the

Property upon the completion of each activity conducted by the Buyer s or its employees, agents, contractors, or invitees thereon; and
               (iv) The right of entry and the right to make Inspections of the Property may not be exercised until the Buyer has delivered to the Seller the Certificate or Certificates of Insurance referred to in Section 6.1.2(c) below, and the failure of the Buyer to maintain such insurance, as required in said Section 6.1.2(c), shall entitle the Seller to suspend said right of entry.
          (c) The Buyer shall maintain, at the Buyer’s own expense, or shall cause its consultants to maintain at their expense, the following insurance with reputable carriers, which shall provide coverage for each entry (the Buyer may provide insurance for entries by a potential lender or its consultants and employees by separate agreement between Buyer and its potential lenders).
               (i) Workers’ Compensation Insurance in amounts as required by applicable law and Employer’s Liability Insurance in the amount of not less than One Million and 00/100 ($1,000,000) Dollars for each accident;
               (ii) Commercial General Liability Insurance which shall provide coverage of not less than Three Million and 00/100 ($3,000,000) Dollars for injury or death to any one (1) person; Five Million and 00/100 ($5,000,000) Dollars for injury or death to more than one (1) person; and Five Million and 00/100 ($5,000,000) Dollars with respect to property damage;
               (iii) Automobile Liability Insurance in a combined single limit of One Million and 00/100 ($1,000,000) Dollars covering owned, non-owned, leased or hired vehicles for each occurrence for bodily injury to or death of persons and/or loss of damage to property.
The terms and coverages of the foregoing insurance shall be as evidenced by Certificates to be furnished to the Seller. Such Certificate shall provide that (i) the insurance listed above is in full force and effect; (ii) the insurer insures against the liability assumed by the Buyer on its own behalf and on behalf of its employees, agents, consultants and contractors under this Agreement, (iii) the Seller is an additional insured and (iv) not less than ten (10) days written notice shall be given to the Seller prior to cancellation or material change of any policy. Prior to the Buyer entering upon the Property, the Buyer shall cause each such Certificate of Insurance to be mailed or delivered to the Seller at the address first above written for Seller, or at such other address as the Seller may from time to time specify.
          (d) The Buyer shall indemnify, defend, and hold Seller harmless as and to the extent provided in Section 32.
          (e) The Buyer shall not permit any mechanic’s, materialman’s, or construction liens or any other liens to attach to the Property, and if any do attach, Buyer shall diligently have same discharged of record or adequately bonded-over, by reason of the performance of any work or the purchase of any materials by Buyer or its agents, servants, employees, contractors, or invitees in connection with any entry onto the Property, Tests, or studies conducted by or for the Buyer.
          6.2 Seller’s Agreement Not to Market the Property during the Due Diligence Period. During the Due Diligence Period or until the Inspection contingency at this Section 6 has been waived by Buyer and Buyer has paid the Second Deposit, Seller shall not market the Property for sale. If this Agreement is terminated during the Due Diligence Period all obligations of the Seller under this Section 6.2 shall immediately and unconditionally be null, void and of no force or effect.
          6.3 Buyer’s Confidentiality Obligation. (a) The parties hereto agree that the terms of this Agreement and all materials and information concerning the Property, the Tenant and the Seller’s ownership of the Property obtained by the Buyer from the Seller or otherwise obtained by Buyer during the Investigation pursuant to this Agreement will, until the Closing, be used by Buyer and Buyer’s agents, advisors and consultants solely for the purpose of evaluating the transaction and the Property and closing the transaction, and all such information and materials will be kept confidential and shall not be disclosed to any other persons or entities, except (i) as may be required to properly record the deed; or (ii) in connection with the Loan Assumption; or (iii) if the same is already public knowledge or in the public domain; or (iv) in connection with any proceeding or action before, or any application to, any court or other governmental authority, provided however that if the Buyer is requested by legal process to disclose any confidential information, then Buyer shall give prompt notice of such request and reasonable cooperation to the Seller so that the Seller may seek a protective order or other appropriate relief.; or (v) if, in the judgment of the Buyer, the same is required to be disclosed by law or regulation prior to Closing (including without limitation federal or state securities laws or regulations). Furthermore, subject to the immediately preceding sentence, such information and materials shall not be used for any other purposes and any information and materials provided by Seller to Purchaser, including without limitation, any reports furnished to Purchaser, shall be returned to Seller if the Closing does not occur.
          (b) The Seller acknowledges that, in connection with the Buyer’s compliance with the Federal securities laws, the Buyer will be issuing a press release as to the Buyer’s agreement to purchase the Property, promptly after the execution and delivery of this Agreement which shall comply with legal requirements. Any other press release during the period of one year after closing shall be issued only with the consent of both Buyer and Seller as to the contents and form thereof.
          (c) The provisions of this Section 6.3 shall survive the termination of this Agreement.
          6.4 Time of Essence. TIME IS EXPRESSLY DECLARED TO BE OF THE ESSENCE WITH RESPECT TO ALL PROVISIONS OF THIS SECTION 6 OF THIS CONTRACT.

7. Time and Place of Closing. The parties agree to close this transaction (the “Closing”) on the later of: (a) five (5) business days after expiration or waiver of the Due Diligence Period; or (b) the date on which the Lender approves the Assumption of the Mortgage and is prepared to close the assumption transaction with Buyer. Both parties will fully cooperate so the Closing can take place on or before the stated date. The Closing will be completed by escrow through the Escrow Agent.
     (a) If either party shall fail or refuse to close title on the applicable scheduled date of Closing, then after such failure to timely close title time shall be deemed of the essence upon written notice being given by the attorney for either party to the other party’s attorney, provided written notice is delivered no later than ten (10) days prior to the date of Closing set forth in the Time of the Essence notice.
     (b) If one (1) party to this Agreement breaches this Agreement and the injured party institutes (and is successful in) a judicial action to enforce its rights or obtain remedies hereunder, in addition to all other rights and remedies under law or equity and under this Agreement the prevailing party shall be entitled to recover from the defaulting party reasonable attorneys’ fees, court costs and expenses incurred by such injured party therein in addition to any other relief granted by the Court.
8. Transfer of Ownership. At the Closing, the Seller will transfer ownership and physical possession (including keys), of the Property, subject to the tenancy of H.D. Smith Wholesale Drug Co. (the “Tenant”) under the “Lease” (defined in Schedule H, paragraph (d) of this Agreement), to the Buyer, with title thereto as follows:
     (a) Title to the Property shall be marketable fee simple title insurable by a title insurance company of the Buyer’s choice authorized to do business in the State of New Jersey, at regular rates and without exception or rights of third parties other than as set forth in the Mortgagee Title Policy referenced at Section Schedule H, paragraph (b) of this Agreement, and subject to the following additional exceptions all of which shall be deemed “Permitted Exceptions”:
          (i) Laws, regulations and ordinances of federal, state, regional, county or local entities or agencies having jurisdiction over the Property, provided same are not being violated and do not prohibit or materially restrict the use of the Property for general warehousing and distribution (the “Permitted Use”).
          (ii) Such state of facts as are shown on Seller’s Survey of the Property, and any other facts shown on an accurate survey to be provided by Buyer, provided such other facts do not materially interfere with or limit the Permitted Use, nor would reveal encroachments onto the Property from adjoining properties, nor overlaps on adjoining properties;
          (iii) Utility easements existing on the Effective Date;

          (iv) The Lease;
          (v) The Deed Notice referenced in Section (m) on Schedule H; and
          (v) Covenants and restrictions of record existing on the Effective Date provided same have not been violated, will not result in forfeiture in the event of a future violation, and do not prohibit or materially restrict any use of the Property permitted by applicable laws and zoning ordinances and regulations.
     (b) The Assumed Loan shall be a Permitted Exception, provided that the Loan Assumption is approved and made effective as of the date of Closing.
     (c) Within the Due Diligence Period, the Buyer shall procure a preliminary certificate of title from a title insurance company of the Buyer’s choice licensed to do business in the State of New Jersey and (at the option of the Buyer) a survey from a licensed surveyor of the State of New Jersey. The Buyer shall promptly notify the Seller, in writing, of any title exceptions set forth in such preliminary certificate survey or in any amendments thereto which are not Permitted Exceptions. The Seller shall then have a ten (10) day period after such notice (“Title Cure Period”) to clear or remove the non-Permitted Exceptions to the reasonable satisfaction of the Buyer’s counsel and the Buyer’s title company.
     (d) In the event the Seller is unable, prior to the expiration of the Title Cure Period, to remove the non-Permitted Exceptions and deliver title as required above, the Buyer shall have the right either to accept such title as the Seller is able to convey, without abatement of the purchase price, or to terminate this Agreement. If this Agreement is so terminated, then the Deposit shall be returned to the Buyer and the Seller shall pay to Buyer its fees, costs and expenses actually incurred with respect to title examination, and survey up to a maximum, aggregate amount of Five Thousand and 00/100 ($5,000.00) Dollars (the Buyer’s “Title/Survey Costs”) and thereupon this Agreement shall thereafter be null and void and of no further force and effect, and neither party shall have any further liability to the other party hereunder.
9. Closing Deliveries of the Parties.
     9.1 At Closing the Seller shall deliver to the Buyer the following:
          (a) The deed required by this Agreement describing the Property according to an accurate metes and bounds description prepared by the Buyer’s surveyor, subject to the approval of Seller’s attorney, which approval shall not be unreasonably withheld nor unduly delayed. The deed shall be the usual Bargain and Sale Deed, with Covenants Against Grantor’s Acts, in proper statutory short form for recording and shall be duly executed and acknowledged so as to convey to the Buyer the fee simple title to the Property required hereby, free of all liens, rights, claims and encumbrances, except as otherwise provided in this Agreement. The deed shall be accompanied by such forms (including an affidavit of consideration and seller’s residency certification/exemption) as are required to be filed with the deed in order for the deed to be recorded, all duly executed by the Seller.
          (b) An Affidavit of Title in standard form and with such content as shall be approved by Buyer’s counsel and Buyer’s Title Insurance Company, which approval shall not be unreasonably withheld or unduly delayed.
          (c) A certificate as to the continued accuracy of the representations, warranties and covenants provided in this Agreement as of the date of Closing executed by Seller’s Manager or a duly authorized signatory.
          (d) A duly adopted Resolution or Consent in Lieu of Meeting of the Members of Seller authorizing the entry into the within Agreement and the execution and delivery of all documents necessary to effectuate the transactions contemplated hereby by the Manager of the Seller.
          (e) A Non-Foreign Person Certification in conformity with Section 1445 of the Internal Revenue Code of 1986, as amended.
          (f) Copies of real estate tax bills for the current year in the possession of Seller.
          (g) A duly executed and acknowledged estoppel certificate from Tenant in the form set forth on Schedule B, executed and dated not more than thirty (30) calendar days prior to the date of Closing.
          (h) A duly executed and acknowledged instrument in the form of Schedule C annexed hereto providing for, inter alia, the assignment by Seller of the landlord’s interest in the Lease and the assumption by Buyer of the landlord’s obligations under the Lease which remain in effect from and after the Closing.
          (i) The original Letter of Credit with transfer documentation in the issuing bank’s standard form of such transfer documentation, duly executed by Seller and Tenant, if required, and acknowledged, sufficient to transfer same to the Buyer (which shall be countersigned by Buyer, if required), together with the fee (if any) required to be paid to the issuing bank for such transfer, which fee shall be paid by the Tenant pursuant to the terms of the Lease.
          (j) The letter notifying the Tenant of the sale of the Property to Buyer and stating the new address for notices under the Lease in the form set forth on Schedule D hereto.
          (k) Broker’s acknowledgment of the full payment of the commission for the subject sale.
          (l) A title closing statement in standard form accurately reflecting all financial aspects of the sale transaction.

          (m) The roof warranty and the documentation confirming that the roof warranty has been assigned to the Buyer in accordance with its terms.
          (n) The original Lease. In addition, prior to Closing Seller shall make its entire leasing file respecting the Property available for inspection by Buyer at Seller’s office, including all invoices and copies of all correspondence with the Tenant in the Seller’s possession and shall provide copies of any portions of the file requested by Buyer.
          (o) An assignment, without recourse and without representation transferring to the extent transferrable the Seller’s rights to the governmental approvals and permits, rights, warranties and guaranties referred to in clauses (f) and (g) of Section 2 of this Agreement in the form annexed hereto as Schedule “I.”
          (p) The originals (if available) or copies of the items of personal property described in Section 2 of this Agreement.
          (q) Either a Response Action Outcome or a Remediation Certification issued pursuant to ISRA by a Licensed Site Remediation Professional (as such capitalized terms are hereinafter defined) with respect to the conveyance by the Seller to the Buyer of title to the Property, as provided in Section 29(h). If a Remediation Certification is provided, then it shall be accompanied by evidence of the establishment of the associated remedial funding source or financial assurance as provided in Section 29(h).
          (r) Such other documents specifically provided for herein, or as may be necessary or reasonably required by Buyer and Buyer’s Title Insurance Company in order to consummate the transactions contemplated hereby, provided and on condition that such documents do not increase Seller’s obligations or liabilities beyond those expressly assumed under this Agreement.
     9.2 At Closing the Buyer shall deliver to the Seller the following:
          (a) The Purchase Price, plus or minus adjustments, in conformance with Section 4 of this Agreement; and
          (b) A title closing statement in standard form accurately reflecting all financial aspects of the sale transaction.
          (c) The Loan Assumption documents to close the Loan Assumption with the First Mortgage Lender.
          (d) A duly executed and acknowledged assignment and assumption agreement referenced in Section 9.1(h).

10. “As Is” Sale; No Implied Or Oral Representations Or Warranties.
     (a) Buyer acknowledges and agrees that, except as expressly set forth in this Agreement, Seller has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to (i) value; (ii) the income to be derived from the Property; (iii) the suitability of the Property for any and all activities and uses which Buyer may conduct thereon, including, without limitation, the possibilities, if any, for future development of the Property; (iv) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Property; (v) the manner, quality, state of repair or lack of repair of the Property; (vi) the nature, quality or condition of the Property, including, without limitation, the indoor and outdoor environment air quality, water, soil and geology; (vii) the compliance of or by the property or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body; (viii) the manner or quality of the construction or materials, if any, incorporated into the Property; (ix) compliance with any federal, state, and local environmental protection, pollution, health and safety or land use laws, rules, regulations, ordinances, orders, requirements or common law, including, without limitation, Title III of the Americans with Disabilities Act of 1990, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Safe Drinking Water Act, as amended, the Hazardous Materials Transportation Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Toxic Substance Control Act, as amended, the New Jersey Industrial Site Recovery Act (N.J.S.A. 13:1k 6 et seq.), and regulations promulgated under any of the foregoing and analogous state statutes and regulations; (x) the presence or absence of hazardous or toxic materials, substances or waste at, on, under, or adjacent to the Property; (xi) the content, completeness or accuracy of the due diligence materials or preliminary report regarding title; (xii) the conformity of the improvements to any plans or specifications for the Property including any plans and specifications that may have been or may be provided to Purchaser; (xiii) the conformity of the Property to past, current or future applicable zoning or building requirements; (xiv) deficiency of any undershoring, (xv) deficiency of any drainage; (xvi) the fact that all or a portion of the Property may be located on or near an earthquake fault line; (xvii) the existence of vested land use, zoning or building entitlements affecting the Property; (xviii) the Lease or the Tenant; or (xix) with respect to any other matter. Buyer further acknowledges and agrees that being given the opportunity to inspect the Property and review information and documentation affecting the Property, except for the express representations and warranties and other agreements of Seller contained in this Agreement, Buyer will rely solely on its own investigation of the Property and review of such information and documentation, and not on any information provided or to be provided by Seller. Buyer further acknowledges and agrees that any information made available to Buyer or provided or to be provided by or on behalf of Seller with respect to the Property was obtained from a variety of sources and that Seller has not made any independent investigation or verification of such information and, except as expressly set forth in this Agreement, makes no representations as to the accuracy or completeness of such information.

Buyer agrees to fully and irrevocably release Seller from any and all claims that Buyer may now have or hereafter acquire against Seller for any costs, loss, liability, damage, expense, demand, action or cause of action arising from Buyer’s reliance upon such information or documentation[Please note there is no express provision that imposes liability on Seller for errors in the documents provided]. Seller is not liable or bound in any manner by any oral or written statements, representations or information pertaining to the Property, or the operation thereof, furnished by any real estate broker, agent, employee, servant or other person. Buyer further acknowledges and agrees, except as otherwise expressly provided in this Agreement, that to the maximum extent permitted by law, the sale of the Property as provided for herein is made on an “as is” condition and basis with all faults, and that Seller has no obligations to make repairs, replacements or improvements to the Property. Buyer represents, warrants, and covenants to Seller, which representation, warranty, and covenants to Seller shall survive the Closing and not be merged with the deed, that, except for Seller’s express representations and warranties and other agreements specified in this Agreement, Buyer is relying solely upon Buyer’s own investigation of the Property.
     (b) Nothing contained in this Agreement shall be construed as authorizing Buyer to apply for a zoning change, variance, subdivision map, lot line adjustment or other discretionary governmental act. Except in connection with the Federal Freedom of Information Act and the New Jersey Open Public Records Act, and except in connection with any certificate of continued occupancy that may be required in connection with the conveyance of the Property, and except for the bulk sales tax filing required to be filed with the New Jersey Division of Taxation, Buyer agrees not to submit any reports, studies or other documents, including, without limitation, plans and specifications, impact statements for water, sewage, drainage or traffic, environmental review forms, or energy conservation checklists to any governmental agency, or any amendment or modification to any such instruments or documents prior to the Closing unless first approved by Seller, which approval Seller may withhold in Seller’s sole discretion. Buyer’s obligation to purchase the Property shall not be subject to or conditioned upon Buyer’s obtaining any variances, zoning amendments, subdivision maps, lot line adjustment, or other discretionary governmental act, approval or permit.
     (c) Except as otherwise expressly provided in this Agreement, Buyer shall rely solely upon Buyer’s own knowledge of the Property based on its investigation of the Property and its own inspection of the Property in determining the Property’s physical condition. Except with respect to the representations, warranties and other agreements of the Seller expressly provided in this Agreement, Buyer and anyone claiming by, through or under Buyer hereby waives its right to recover from and fully and irrevocably releases Seller, its employees, officers, directors, representatives, agents, servants, attorneys, affiliates, parent, subsidiaries, successors and assigns, and all persons, firms, corporations and organizations in its behalf (“Released Parties”) from any and all claims that it may now have or hereafter acquire against any of the Released Parties for any costs, loss, liability, damage, expenses, demand, action or cause of action arising from or related to any construction defects, errors, omissions or other physical conditions, latent or otherwise, including environmental matters, affecting the Property, or any portion thereof. The foregoing release includes claims of which Buyer is presently unaware or which Buyer does not presently suspect to exist which, if known by Buyer, would materially affect Buyer’s release to Seller. In this connection and to the extent permitted by law, Buyer hereby agrees, represents and warrants, which representation and warranty shall survive the Closing and not be merged with the Deed, that Buyer realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and Buyer further agrees, represents and warrants, which representation and warranty shall survive the Closing and not be merged with the Deed, that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that (except with respect to the representations, warranties and other agreements of the Seller expressly provided in this Agreement) Buyer nevertheless hereby intends to release, discharge and acquit Seller from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which might in any way be included as a material portion of the consideration given to Seller by Buyer in exchange for Seller’s performance hereunder. Seller and Buyer have each initialed this Section 10(c) to further indicate their awareness and acceptance of each and every provision hereof.

SELLER’S INITIALS	PURCHASER’S INITIALS
/s/ ER	/s/ AB
     (d) Buyer acknowledges that it has had (or will have, prior to the Closing Date) an opportunity to conduct its own environmental investigation of the Property. Buyer is (or, prior to the Closing Date, will become) aware of the environmental conditions affecting or related to the Property. Except with respect to the representations, warranties and other agreements of the Seller expressly provided in this Agreement, Buyer agrees to take the Property subject to such environmental conditions and the Deed Notice and/or all environmental costs and liabilities arising out of or in any way connected to the Property and Buyer hereby releases Seller from any obligation with respect to such environmental conditions and/or to pay any environmental costs and liabilities relating to the Property excluding any personal injury claims or claims for damage to personal property brought against Buyer by third parties relating to the occurrences at the Property during Seller’s ownership thereof.
11. Risk of Loss and Condemnation.
     (a) Risk of loss, by reason of fire or other casualty, shall remain with the Seller until the time of Closing. In the event of fire or other casualty to the Property, the Seller shall advise the Buyer within ten (10) days thereof. If all or any part of the Property suffers damage by fire or other casualty, the Buyer shall have the right to terminate this Agreement, and upon such termination the Deposit shall be returned to the Buyer, this Agreement shall thereafter be null and void and of no further force and effect, and neither party shall have any further liability to the other party hereunder. However, notwithstanding the immediately preceding sentence, the Buyer shall not have the right to terminate this Agreement if within twenty (20) days after the occurrence of such fire or other casualty the Seller demonstrates to the satisfaction of the Buyer that (i) the reasonably estimated cost to repair the damage does not exceed $1,000,000; (ii) a policy of property insurance is in effect covering such damage; (iii) the insurance company is prepared to pay insurance proceeds thereunder in an amount sufficient to pay the full cost of repair (less any applicable deductible); (iv) each holder of a mortgage has committed to permit such insurance proceeds to be disbursed to the owner of the Property to be applied to the cost of repair, and the terms and conditions for such disbursement are satisfactory to the Buyer; (v) the Tenant has no right of abatement of rent under the Lease in respect of such damage, or a policy of rent insurance is in effect that will pay to the owner of the Property the full amount of such rent abatement until the repair work is completed; and (vi) the Tenant neither has, nor has asserted, a right of termination under the Lease in respect of the damage. If this Agreement is not terminated by the Buyer, the Buyer shall Close title to the Property in accordance herewith, without an abatement of the purchase price, and receiving an assignment of the proceeds of such insurance, and the Seller shall pay to the Buyer at Closing the amount of any applicable deductible.
     (b) In the event that condemnation or eminent domain proceedings shall be commenced by any governmental or quasi-governmental authority having jurisdiction therefor against all of the Property, the Seller shall promptly notify the Buyer, provide the Buyer with all information concerning such proceedings, and this Agreement shall terminate, in which event the Deposit shall be returned to the Buyer, this Agreement shall thereafter be null and void and of no further force and effect, and neither party shall have any further liability to the other party hereunder. If any part of the Property is affected by condemnation or eminent domain proceedings, the Seller shall promptly notify the Buyer and provide the Buyer with all information concerning such proceedings; if the Buyer demonstrates that such part of the Property taken would materially interfere with the current use of the Property, or if the Buyer notifies the Seller that the Buyer has a commercially reasonable, good faith concern that the condemnation award would not be made available to the Buyer (whether by reason of the rights of the mortgage lender to such award, or otherwise) which Seller is not able to resolve within twenty (20) days after notice, or if the Buyer notifies the Seller that the Buyer has a commercially reasonable, good faith concern that the Tenant would be entitled to reduce its rent (other than a mere de minimis reduction or a temporary reduction reimbursed by rent insurance) which Seller is not able to resolve within twenty (20) days after notice, then the Buyer may, at its option, by giving written notice to the Seller within thirty (30) days after its receipt of the notice of such proceedings, terminate this Agreement, in which event the Deposit shall be returned to the Buyer, this Agreement shall thereafter be null and void and of no further force and effect, and neither party shall have any further liability to the other party hereunder except for those obligations and liabilities which survive termination pursuant to the express provisions of this Agreement. In the event the Buyer does not elect to terminate this Agreement, then Buyer shall be entitled to receive the damages awarded for the public taking of the Property, and if the condemnation or eminent domain proceedings have not been concluded before Closing, then after the expiration or waiver of the contingencies under Article 6 of this Agreement Buyer shall have the right to assume control of the legal action for such award, subject to the rights of the First Mortgage Lender under the Assumed Loan.
12. Personal Property and Fixtures. Many items of property become so attached to a building or other real property that they become a part of it. These items are called fixtures. All fixtures are included in this sale and shall be delivered in “as is”, “where is” condition at the Closing. All electrical wiring, plumbing, sanitary and heating systems and fixtures shall be in working order at the Closing and are included in this Sale. Seller represents that it does not maintain cleaning supplies or equipment or other personal property of the Seller at the Property and no such items are included in this sale transaction. This provision shall not survive Closing of title.
13. Pre-closing Inspection of the Property. The Seller agrees to permit the Buyer to inspect the Property within forty-eight (48) hours before the Closing, to confirm that there has been no material change in the condition of the Property from its condition on the date of this Agreement, and that Seller has complied with its obligations hereunder.
14. Building and Zoning Laws. The Seller represents and warrants that, to the best of the Seller’s knowledge, the use being made by the Tenant of the Property does not violate any applicable zoning ordinance, building code or other law and the Seller has not received any notices of such violations.
15. Assessments for Municipal Improvements. Certain municipal improvements such as sidewalks and sewers may result in the municipality charging property owners to pay for the improvement. All unpaid charges (assessments) against the Property for work completed before the Effective Date which are not includable in Supplemental Rent payable by the Tenant will be paid by the Seller at or before the Closing. If the improvement is not completed before the Effective Date, then only the Buyer will be responsible for the assessments which are not includable in Supplemental Rent paid by the Tenant. If the improvement is completed, but the amount of the charge (assessment) is not determined and if the assessment is not includable in Supplemental Rent payable by Tenant, the Seller will pay an estimated amount at the Closing. When the amount of the charge which is not includable in Supplemental Rent payable by Tenant is finally determined, the Seller will pay any deficiency to the Buyer (if the estimate proves to have been too low), or the Buyer will return any excess to the Seller (if the estimate proves to have been too high).
16. Adjustments at Closing. The following are to be adjusted and prorated between Seller and Buyer as of 11:59 p.m. on the day preceding the Closing, based upon a 365 day year, with Seller deemed to be the owner of the Property on the day preceding the Closing and Buyer deemed to be the owner of the Property on the date of the Closing:
     16.1. Rents. All Fixed and Supplemental Rents paid by the Tenant under the Lease. Supplemental Rent is required to be paid monthly by Tenant on account of estimated amounts for any calendar year, and at the end of such calendar year, such estimated amounts are to be recalculated based upon the actual expenses, taxes and other relevant factors for that calendar year, with the appropriate adjustments being made with the Tenant. Such portion of the Supplemental Rent collected by Seller prior to the Closing and applicable to the calendar month in which the Closing occurs shall be prorated between Seller and Buyer at the Closing as in the case of Fixed Rent. At the time of final calculation and collection from (or credit to) the Tenant of the amounts in reconciliation of actual Supplemental Rent for a period for which estimated amounts paid by the Tenant have been prorated, there shall be a re-proration between Seller and Buyer. If the recalculated Supplemental Rent exceeds the estimated amount paid by the Tenant, upon collection from the Tenant, such excess shall be divided and applied to Supplemental Rent then due and payable in the same proportion that the Supplemental Rent before and after Closing bear to one another, with Buyer paying to Seller the portion of such excess which Seller is so entitled to receive. If the recalculated Supplemental Rent are less than the estimated amount paid by the Tenant, such shortfall shall be apportioned between Seller and Buyer in the same proportion that the Supplemental Rent before and after Closing bear to one another, if the Closing occurred during the accounting period for which such recalculation was made, with Seller paying to Buyer the portion of such shortfall so allocable to the Seller.
     16.2. Real Estate Taxes. Real estate taxes, if and to the extent not included in Supplemental Rent adjustments shall be adjusted and prorated on the basis of the fiscal year for which assessed. If the Closing shall occur before the tax rate or assessed valuation is fixed for the Property, the apportionment of real estate taxes for such Property shall be upon the basis of the tax rate for the preceding year applied to the most recently applicable assessed valuation of such Property, subject to further and final adjustment when the tax rate and/or assessed valuation for such Property is fixed for the year in which the Closing occurs, which obligation to adjust shall survive the delivery of the deed and the Closing. In the event that the Property or any part thereof shall be or shall have been affected by an assessment or assessments, whether or not the same become payable in annual installments, Seller shall, at the Closing, be responsible for any installments due prior to the Closing and Buyer shall be responsible for any installments due on or after the Closing, subject to the terms of Article 15 hereof.
     16.3. Utility Charges. If and to the extent that utility charges are not included in the Supplemental Rent apportioned at Closing, Seller shall obtain readings of meters measuring utility consumption at the Property (other than utilities which are the responsibility of Tenant under the Lease) for all periods through (and including) the date preceding the Closing date. Seller shall pay, and be responsible, for all bills rendered on the basis of such readings. As to any utility charges or sewer rents payable by Tenant, Buyer shall close title and accept the delivery of the Deed subject to such unpaid charges and rents and any lien resulting therefrom, without credit against the Purchase Price or any claim or right of action against Seller.
     16.4. Other Adjustments. The following items shall also be adjusted as of 11:59 P.M. on the day before the Closing date: (i) charges and payments under Service Contracts assigned to Buyer at Buyer’s option; (ii) deposits with sewer or water utilities. The Seller shall within 15 days after the Effective Date advise the Buyer in writing of the amount of any such deposits and provide to the Buyer written evidence from the utility substantiating the same. Buyer shall contribute One Hundred Ninety-Five Thousand Six Hundred and 00/100 Dollars ($195,600.00) toward payment of the New Jersey’s Seller’s State Transfer Tax, and the balance of the Seller’s

State Transfer Tax shall be paid by Seller. The Seller represents and warrants to the Buyer that the Property is assessed by the municipal assessor as Class 4B (industrial) property. The fee for recordation of the Deed of Conveyance will be paid by Buyer. All New Jersey taxes due from a seller of real property, including withholding taxes which must be paid at the time of recordation of the Deed, if applicable, shall be paid by Seller.
     16.5. Correction of Adjustments. Any errors or omissions in computing adjustments at the Closing shall be promptly corrected, provided that the party seeking to correct such error or omission shall have notified the other party of such error or omission on or prior to the date that is one (1) year following the Closing date. The provisions of this Article 16 shall survive Closing.
17. Possession. At the Closing the Buyer will be given possession of the Property, vacant, broom clean, and free of any tenants (other than the Tenant under the Lease), occupants or occupancy rights of third persons, other than Permitted Exceptions to title.
18. Complete Agreement. This Agreement is the entire and only agreement between the Buyer and the Seller. This Agreement replaces and cancels any previous agreements between the Buyer and the Seller. This Agreement can only be changed by an agreement in writing signed by both the Buyer and Seller. The Seller states that the Seller has not made any other contract to sell the Property to anyone else.
19. Real Estate Brokers. The parties warrant and represent to each other that they have not engaged the services of any real estate agent or broker in connection with this Agreement except Cushman & Wakefield of New Jersey, Inc. (the “Broker”), which shall be paid a commission by Seller pursuant to separate agreement if, as and when Closing occurs. In the event that any real estate broker, salesperson or agent claims entitlement to a real estate brokerage commission arising out of this transaction as a result of its relationship to a party to this Agreement, other than the Broker, said party shall indemnify and hold the other party harmless from and against any and all such claims for commission, including, but not limited to, such indemnified party’s attorneys fees and costs of suit. The Seller shall indemnify, defend and hold the Buyer harmless from any claims, damages or losses suffered by the Buyer in connection with any sale commission payable to the Broker, including, but not limited to, reasonable attorney’s fees, court costs and related litigation expenses..The representations, indemnities and hold harmless agreements set forth herein shall survive closing of title.
20. Governing Law and Venue. The interpretation, construction, validity, rights, remedies, obligations and performance of this Agreement shall be governed in accordance with the laws of the State of New Jersey. Any litigation arising out of or relating to this Agreement shall be exclusively venued in the State or Federal Courts of New Jersey.
21. Notices. All notices under this Agreement must be in writing. The notices must be delivered (a) personally or (b) simultaneously sent by (i) email or facsimile transmission and (ii) mailed by certified mail, return receipt requested, or by reputable overnight express mail delivery (e.g., FedEx) to the other party at the respective address set forth below. Notices may be signed by and sent by the parties’ respective attorneys. All notices served personally shall be effective upon receipt and all notices served by email or facsimile and mail shall be effective on the day of successful transmission as confirmed by electronic record and deposit in the United States Mail, postage prepaid, properly addressed or deposited with the overnight express mail service.
(a) The address of Buyer, for notice purpose is:
Terreno Realty LLC
16 Maiden Lane, Fifth Floor
San Francisco, California 94108
Attention: Andrew T. Burke, Senior Vice President
Facsimile: 415-655-4599
Email: ANDY@TERRENO.COM
- with a simultaneous copy to -
Kevin T. O’Brien, Esq.
Norris, McLaughlin & Marcus, P.A.
721 Route 202/206, Suite 200
P. O. Box 5933
Bridgewater, New Jersey 08807
Facsimile: 908-722-0755
Email: KTOBRIEN@NMMLAW.COM
(b) The address of Seller, for notice purpose is:
Saw Mill Park, LLC
C/O Russo Development, LLC
570 Commerce Boulevard
Carlstadt, NJ 07072
Attention: Edward Russo, Manager
Facsimile: 201-487-6440
Email: edrusso@russodevelopment.com
- with a simultaneous copy to -
Russo Development, LLC
570 Commerce Boulevard
Carlstadt, NJ 07072
Attention: Richard G. Berger, General Counsel
Facsimile: 201-487-6440
Email: rberger@russodevelopment.com

22. Loan Assignment and Assumption. The Property is subject to a first mortgage loan (the “Assumed Loan”) in the initial principal amount of Sixteen Million and 00/100 Dollars ($16,000,000.00) to Principal Life Insurance Company (the “First Mortgage Lender”). True copies of all the loan documents, consisting of the Promissory Note, Mortgage and Security Agreement, Assignment of Rents and Leases, UCC-1 Financing Statements filed with both Hudson County and the State of New Jersey, the Tenant’s Subordination, Nondisturbance and Attornment Agreement, the Environmental Indemnity Agreement, and the Guaranty and Suretyship Agreement (collectively the “Loan Documents”), shall be delivered by Seller to Buyer as provided in Section 6.1.1 of this Agreement. Seller agrees to apply for and make a diligent and good faith effort to obtain an agreement by the First Mortgage Lender (in form and substance reasonably acceptable to the Buyer) (the “Loan Assumption Agreement”) whereby the Assumed Loan shall be assigned to and assumed by Buyer at the Closing as a “Permitted Transfer” in compliance with the “Property Transfer Requirements” as each of the foregoing terms are defined in the Mortgage at pages 9 through 11. From and after the Effective Date of this Agreement the Buyer shall cooperate with Seller and provide all information required by the Mortgage or reasonably requested by the First Mortgage Lender in connection with the request for the Loan Assumption. At Closing the Buyer shall pay the loan assumption fee in the amount of One Percent (1%) of the principal balance outstanding as required by the Loan Documents to the First Mortgage Lender. By way of example, if the outstanding principal balance was $14,791,734.82 as of the date of Closing, the loan assumption fee would be $147,917.35. Any escrows held by Lender shall be released back to Seller and new escrows shall be funded by Buyer at Closing. In addition, the Buyer, at its own cost, shall be responsible for providing to the First Mortgage Lender such title insurance endorsements and/or new lender’s title insurance policy as the First Mortgage Lender may require for the Loan Assumption (it being recognized that the cost to the Buyer thereof may possibly be zero, if the First Mortgage Lender accepts a new title insurance policy from the Buyer’s title insurance company that contains all the same exceptions as are contained in the owner’s title insurance policy of the Buyer and no endorsements in addition to the endorsements that are contained in the owner’s title insurance policy of the Buyer). Buyer shall pay all legal fees of Buyer’s counsel, including, without limitation, legal fees to Buyer’s counsel for issuing any opinions which the First Mortgage Lender will require from Buyer’s legal counsel in connection with the Loan Assumption. All other legal expenses, third party fees and underwriting costs incurred to obtain the Loan Assumption Agreement shall be paid by Seller. If the First Mortgage Lender is not fully prepared to close the Loan Assumption Agreement by the date that is ninety (90) days after the Effective Date, then either the Seller or the Buyer shall have the right to terminate this Agreement at any time thereafter upon ten days’ advance written notice to the other party. Upon such a termination, the Deposit shall be returned to Buyer with all accrued interest, and the parties shall have no further liability or obligation to one another under the terms of this Agreement, except those liabilities and obligations that expressly survive a termination of this Agreement.
Without limiting the generality of the requirement that the Loan Assumption Agreement be reasonably acceptable to the Buyer in form and substance, the Loan Assumption Agreement (a)

shall not change any of the terms and conditions of the Loan Documents (except for changes reflecting the identity of the Buyer); (b) shall be in accordance with the Buyer’s REIT structure, including by way of illustration (i) that the Buyer’s corporate parent is a publicly-traded company, (ii) that no personal guaranties of any natural person will be provided, (iii) that the entity taking title to the Property will be an affiliate of the Buyer named herein, and (iv) that the Buyer named herein will provide to the First Mortgage Lender recourse liability against the Buyer named herein (as Edward Russo has previously provided to the First Mortgage Lender recourse liability against himself personally); and (c) shall contain (or be accompanied by) an estoppel on the part of the First Mortgage Lender to the effect that, to its knowledge, no default (and no event which, with notice or the passage of time or both would constitute a default) exists under the Loan Documents, and that the Loan Documents have not been amended.
The Seller shall not consent to any amendment of any of the terms of the Loan Documents prior to the Closing or the termination of this Agreement. If there occurs a default (or an event which, with notice or the passage of time or both, would constitute a default) under the Loan Documents, or if the First Mortgage Lender sends to the Seller any notice of default, the Seller shall promptly advise the Buyer. The Seller shall not permit any default to occur under the Loan Documents while this Agreement remains in effect prior to Closing. The Seller shall keep the Buyer timely apprised of all discussions and correspondence between the First Mortgage Lender and the Seller regarding the Loan Assumption, the Loan or the Property.
23. No Assignment. The Buyer shall not be entitled or permitted to assign its rights and/or obligations hereunder without the express written consent of the Seller, in Seller’s sole and absolute discretion, except that the Buyer may (without the consent of the Seller) assign its rights under this Agreement to any affiliate of the Buyer named in this Agreement (that is to say, to any entity that controls, is controlled by, or is under common control with, the Buyer named in this Agreement). No such assignment shall relieve the Buyer named in this Agreement from any liability under this Agreement; and the Buyer named herein shall provide at Closing to the First Mortgage Lender recourse liability against the Buyer named herein as provided in the immediately preceding paragraph. If the Buyer named herein does so assign its rights under this Agreement, the Buyer shall notify the Seller of the name of the assignee; and the assignee shall be included in the meaning of the defined term “Buyer”, as such term is used in this Agreement.
24. Seller’s Representations and Warranties. The Seller hereby warrants and represents to the Buyer that at the date of this Agreement and again as of the Closing date the following matters are true:
          a. There are no leases or rights of any third persons to acquire, use or occupy the Property or any part thereof, except the Lease with the Tenant and pursuant to the Permitted Exceptions.
          b. The Seller has not received any notice or request from any governmental entity (federal, state or local), insurance company or board of fire underwriters or the Tenant requesting the performance of any work or alterations at the Property or alleging any violation of law and Seller has no knowledge of any violation of law.

          c. The documents delivered by Seller to Buyer itemized in Paragraph 6.1.1 of this Agreement are accurate and complete copies of the documents received by Seller and maintained in its files.
          d. Seller has the necessary power and authority to execute this Agreement and consummate the transactions contemplated by this Agreement without the consent or joinder of any other party being required.
          e. The subject sale to Buyer has been approved by all required action of Seller’s Manager, and Seller shall provide at Closing a resolution to that effect signed by Seller’s Manager and certified to be a true copy of the original thereof. Edward Russo is the sole member of the Seller and the sole manager of the Seller. All references in this Section 24, in Section 25 and elsewhere in this Agreement to the “knowledge” of the Seller shall include the knowledge of Edward Russo.
          f. No litigation, proceeding or controversy has been served upon Seller or, to the best knowledge of Seller, is threatened, and there is no basis known to Seller for any such litigation, proceeding, controversy, or claim against Seller or the Property. Seller has an outstanding claim relating to certain HVAC rooftop units at the Building as more particularly identified in Section 24(t), below.
          g. To the best of Seller’s knowledge, there is no existing, proposed or contemplated plan to modify or realign any street or highway or other public improvement that might give rise to an assessment against the Property, nor is there any existing, proposed or contemplated eminent domain proceeding that would result in the taking of all or any part of the Property.
          h. To the best of Seller’s knowledge, the Seller has complied with all requirements of any governmental agency, board, commission, or office having jurisdiction over the Property with respect to the use, development and construction of the Property.
          i. To the best of Seller’s knowledge there is no action, suit or proceeding pending or threatened against the Property, relating to or arising out of the ownership, management, or operation of the Property, including any action, suit or proceeding in any court or before or by any Federal, State, County or Municipal department, commission, board, bureau, agency or other governmental panel or authority.
          j. To the best of Seller’s knowledge there is no proceeding pending or threatened action relating to the assessed valuation of the Property, and no appeal of any real estate taxes with respect to the Property or any portion thereof is currently pending or contemplated.
          k. Seller is duly organized, validly existing in good standing pursuant to the laws of the State of New Jersey. The Property constitutes all or substantially all of the assets of Seller. This Agreement, and the deed and other documents being executed by the Seller at Closing, are valid obligations of Seller; and the persons or parties executing this Agreement, and such deed and other closing documents, on its behalf have been duly authorized and empowered to bind the Seller hereto and thereto.
          l. Neither the execution nor the delivery of this Agreement nor the consummation of the purchase and sale contemplated by this Agreement in accordance with its terms conflict with or will result in the breach of any of the terms, conditions or provisions of Seller’s organizational and/or governing documents or any agreement, decree, statute, law, regulation, ordinance, order, or judgment to which it is a party or by which Seller or the Property may be bound.
          m. The rent roll attached as Schedule E is an accurate and complete summary of the status of the rents (including additional rent), revenues and security deposit of the Property through the Effective Date.
          n. The statement of expenses referenced in Schedule H, paragraph (g) of this Agreement is an accurate and complete statement of all expenses incurred by Seller relating to the operation of the Property during the specified period of time.
          o. There are no existing leasing commission agreements to which Seller is a party pursuant to which any commissions are or could become due and owing with respect to the Lease.
          p. Schedule F is a complete and correct list of all contracts affecting the Property as of the Effective Date. All such agreements are terminable upon 30 days notice to the service provider.
          q. There is a valid certificate of occupancy currently in effect for the Tenant’s occupancy of the Property under the Lease.
          r. Seller has not made any agreements or commitments affecting the Property which will be binding upon the Buyer or the Property after Closing, other than the Lease and as otherwise provided in the Permitted Exceptions.
          s. The Property is located within the Belleville Turnpike Redevelopment Area of the New Jersey Meadowlands District which allows the Permitted Use.
          t. All sums payable by reason of any labor or services or materials heretofore furnished with respect to the Property have been, or prior to the Closing will be, paid in full, with the exception of certain invoices from a mechanical contractor for repairs made to compressors, originally purchased and installed by that contractor, within certain rooftop packaged units which were the responsibility of the manufacturer and which compressors were replaced by the manufacturer of the units, York (a division of Johnson Controls). At the Closing, the Seller shall either (i) provide to the Buyer written evidence (reasonably satisfactory to the Buyer) that such dispute has been settled and all parties have released their claims; or (ii) agree in writing (in form and substance satisfactory to the Buyer) that the Seller will indemnify and hold harmless the Buyer against and from any and all liability, loss, cost and expense relating to such dispute.
          u. No bankruptcy or reorganization proceeding with respect to the Seller (whether voluntary or involuntary) is pending or presently contemplated by the Seller.
          v. The Lease is in full force and effect. The Lease has not been amended or supplemented. No default (and no event which, with notice or the passage of time or both, would constitute a default) on the part of the Tenant exists under the Lease. No default (and no event which, with notice or the passage of time or both, would constitute a default) on the part of the Seller exists under the Lease. No rent has been received by Seller for rent in advance of the current month. There are no contracts, agreements or understandings currently in effect relating in any way whatsoever to the Property with the Tenant other than the Lease. The letter of credit (referred to in paragraph (d) on Schedule H hereto) dated June 23, 2005 as amended June 30, 2005 has not been further amended.
          w. The Loan Documents have not been amended or supplemented. No default (and no event which, with notice or the passage of time or both, would constitute a default) on the part of the Seller exists under the Loan Documents. There are no contracts, agreements or understandings currently in effect relating in any way to the Assumed Loan with the First Mortgage Lender other than the Loan Documents.
          x. The Property comprises a separately subdivided lot and a separate tax lot, but is included with two other properties under separate ownership in a zoning lot of record. [Seller did own contiguous property which it conveyed to Saw Mill II, LLC and its affiliated companies own contiguous properties]
25. Environmental Representations and Warranties. The Seller makes the following additional warranties and representations as of the date of this Agreement to induce the Buyer to enter into this Agreement and again as of the Closing date:
     (a) To the best of the Seller’s knowledge, the Property is in compliance with all municipal, county, state, and federal laws, statutes, acts, rules, regulations and ordinances.
     (b) To the best of the Seller’s knowledge, there are no underground tanks at the Property.
     (c) To the best of the Seller’s knowledge, there is no asbestos-containing material, and there are no PCB’s, other then as permitted by NJDEP pursuant to its review and approval of Seller’s Remedial Action Workplan for the Property, , and no such materials have been incorporated, installed or otherwise located at the Property by the Seller.
     (d) The Seller does not have any knowledge of any pending or threatened claims, complaints, notices or requests for information with respect to any Environmental Law or with respect to Hazardous Substances (as such capitalized terms are hereinafter defined).

     (e) The Seller does not have any knowledge of any release, spill, leak, emittance, discharge, leeching, seeping, draining or dumping of any Hazardous Materials on the Property or off site emanating from the Property, other than as disclosed in the documents identified in paragraph (f) on Schedule H. As used herein, the term “Hazardous Materials” has the meaning given to any of the terms “hazardous material”, “hazardous substance” or “hazardous waste” in any Federal, State or local law, regulation or executive order concerning or relating to industrial hygiene or the protection of health or the environment (“Environmental Law”).
26. Continuation of Seller’s Representations and Warranties. It shall be a condition to the Buyer’s obligation to close that all of the representations and warranties set forth at Sections 24 and 25 of this Agreement shall be true at and as of the Closing. The representations and warranties contained in Sections 24 and 25 of this Agreement shall survive Closing for a period of six (6) months.
If any representation or warranty is made “to the best of Seller’s knowledge” or words to that effect, and a material condition exists affecting the title or imposing a significant additional cost or obligation upon the Buyer which was not known to Seller when such representation or warranty was made, but is discovered by Buyer prior to Closing, Buyer may, at its option, either (1) terminate this Agreement and receive the return of the Deposit together with its Title/Survey Costs, or (2) proceed to close title without any adjustment of the Purchase Price.
27. Buyer’s Representations and Warranties. The Buyer hereby warrants and represents to the Seller that as of the date of this Agreement the following matters are true:
     (a) Buyer has the necessary power and authority to execute this Agreement. Upon the delivery by the Buyer of the Second Deposit, the Buyer will have the necessary power and authority to consummate the transaction contemplated by this Agreement.
     (b) This Agreement has been, and (upon delivery by the Buyer of the Second Deposit) the consummation of the transactions contemplated hereby will have been, approved by all required actions of Buyer’s Board of Directors, and to the extent necessary, its shareholders.
     (c) Buyer has funds in its possession or credit available to it to complete the purchase pursuant to this Agreement without the need for any mortgage or financing other than the Loan Assumption.
28. Continuation Of Buyer’s Representations And Warranties. It shall be a condition to the Seller’s obligation to close that all of the representations and warranties set forth at Section 27 of this Agreement shall be true at and as of the Closing. The representations contained in Section 27 of this Agreement shall survive Closing for a period of six (6) months.
29. Seller’s Pre-Closing Covenants. Subsequent to the Effective Date and through the date of Closing, Seller covenants and agrees to:

          (a) Provide Buyer with a copy of any notice hereafter received by Seller of any Governmental Regulation (“Violation Notice”). Prior to the Closing, the Seller shall either (i) cure the same at its own cost and expense or (ii) cause the Tenant to cure the same at the Tenant’s own cost and expense. If the Seller fails or refuses to correct (or to cause the Tenant to correct) a violation within the time and in compliance with the terms set forth in such Violation Notice prior to the Closing and the Seller and the Buyer cannot agree upon the procedure to be followed with respect to the correction of said violation by the Seller (or the Tenant) or the acceptance of the condition of the property by the Buyer subject to such violation and a mutually acceptable adjustment of the Purchase Price, then the Buyer shall have the right to terminate the Agreement by written notice to the Seller and to receive the return of the Deposit together with its Title/Survey Costs.
          (b) Fully cooperate with Buyer in obtaining an Occupancy Certification for Buyer’s Permitted Use and promptly sign all applications, consents and documents necessary or appropriate therefor.
          (c) Promptly inform the Buyer of any change in the status of the Property which affects the Tenant’s ability to use the Property for the Permitted Use.
          (d) Not further encumber or otherwise adversely affect the title to the Property.
          (e) Provide to the attorney conducting the Closing such information as is required by the Internal Revenue Service for the purpose of complying with Section 6045(e) of the Internal Revenue Service Code, as amended by the Tax Reform Act of 1986.
          (f) Not amend or supplement any of the terms of the Lease.
          (g) Not amend or supplement any of the terms of the Loan Documents.
          (h) Comply with ISRA prior to the date of Closing at the Seller’s own cost and expense, with respect to the conveyance by the Seller to the Buyer of the Property. Without limiting the generality of the foregoing, the Seller shall do all of the following (all at its own cost and expense). Within five days after the Effective Date, the Seller shall file a General Information Notice with the NJDEP. Promptly after the Effective Date, the Seller shall engage EcolSciences, Inc. as its Licensed Site Remediation Professional (“LSRP”), or another consultant who shall be subject to the approval of the Buyer (which approval shall not be unreasonably withheld). The Seller promptly and diligently shall cause the LSRP to prepare a Preliminary Assessment, shall undertake any investigations and remediations that the LSRP may require in order for the LSRP to issue a site-wide Remediation Action Outcome (“RAO”) and/or obtain from the NJDEP a No Further Action (“NFA”) letter fro all media (including soil, groundwater, surface water and sediment). The Seller shall cause the LSRP to provide to the Buyer, at the same time that the LSRP provides the same to the Seller, copies of all reports and correspondence (past and current) and other written materials generated or received by the LSRP during the course of the LSRP’s work. The Seller shall cause the LSRP to cooperate with the

Buyer and the Buyer’s environmental consultant; the Seller hereby authorizes the LSRP to communicate freely with the Buyer and the Buyer’s environmental consultant. If the RAO has not been issued by 25 days after the Effective Date (or by such later date as the Seller may agree in writing, but in all events prior to the date of Closing), the Seller shall cause the LSRP to issue a Remediation Certification and the Seller shall establish the remedial funding source or financial assurance prior to Closing. The remedial funding source or financial assurance shall not be in the form of a self-guarantee. The amount of the remedial funding source or financial assurance (although determined by the LSRP) shall also be subject to the approval of the Buyer (and the Buyer may require the Seller to provide an increased or supplemental amount thereof). If the Remediation Certification is issued prior to Closing in lieu of an RAO, then the Seller shall (and shall cause the LSRP to) do that which is necessary promptly and diligently, such that the RAO can be issued as soon after Closing as is reasonably possible.
          (i) As used in this Agreement, the term “ISRA” means the Industrial Site Recovery Act, as amended (including, without limitation, the amendments effected by the Site Remediation Reform Act, N.J.S.A. 58:10c-1 et seq. and the Solid Waste Management Act, N.J.S.A. 13:1E-1 et seq.), and all regulations (whether existing now or in the future) promulgated pursuant thereto. As used in this Agreement, the terms “Response Action Outcome”, “Licensed Site Remediation Professional”, “General Information Notice”, “No Further Action Letter”, “Preliminary Assessment” and “Remediation Certification” have the meanings ascribed to such terms in ISRA.
30. Buyer’s Pre-Closing and Post-Closing Covenants.
          (a) Prior to Closing Buyer shall promptly provide to Seller all information reasonably required by the First Mortgage Lender for the Loan Assumption, shall provide opinions of its counsel required for the Loan Assumption and shall execute and deliver the Loan Assumption Agreement and the documents required thereby. Buyer shall cooperate with Seller in its efforts to obtain the Loan Assumption Agreement and shall attend phone or personal conferences with representatives of the First Mortgage Lender if requested to do so by the Seller. Buyer shall make its legal counsel available for consultation with Seller’s legal counsel and legal counsel for the First Mortgage Lender to facilitate the prompt execution of a Loan Assumption Agreement in a form reasonably acceptable to the Buyer and Seller. Without limiting the foregoing, within five business days after the Effective Date, the Buyer shall provide the following information and documents to Seller, which Seller will submit to the First Mortgage Lender with the request for the Loan Assumption Agreement:
               (i) Buyer’s Certificate of Incorporation, as amended to date;
               (ii) Buyer’s By-Laws, as amended to date;
               (iii) A Good Standing Certificates issued by the State of Delaware and dated within 15 days of the Effective Date;

               (iv) A certificate of authority issued by the State of New Jersey confirming that Buyer is authorized to own property and transact intrastate business within the State of New Jersey; (provided, however, that this item (iv) need not be provided within five days after the Effective Date, but will be provided if required by the First Mortgage Lender promptly after the First Mortgage Lender indicates that the First Mortgage Lender will approve the Loan Assumption);
               (v) A draft legal opinion of Buyer’s counsel concerning due formation, valid existence and authority to enter into and carry out the obligations under the Loan Assumption Agreement and the Loan Documents; and
               (vii) A copy of Buyer’s most recently filed financial statement with all notes and schedules.
          (b) Buyer acknowledges that the Seller has disclosed and Buyer will (without limiting the right of the Buyer to terminate this Agreement during the Due Diligence Period) at Closing accept title to the Property knowing that the Property is a brownfield site which as of the date of Closing shall be fully remediated to levels approved by the New Jersey Department of Environmental Protection (“NJDEP”). Accordingly, the Buyer understands and agrees that the Property shall be delivered on the date of Closing with Engineering and Institutional Controls which include caps (such as paved areas and foundations) and the Deed Notice. No residential use of the Property is permitted. From and after the Closing, each successive owner from time to time of the Property (including without limitation the Buyer) shall comply with the conditions of the Deed Notice during the tenure of such owner’s ownership of the Property (but neither the Buyer nor any other owner shall have responsibility for such compliance with respect to the period before, or with respect to the period after, the tenure of such owner’s ownership of the Property). The Engineering controls may not be disturbed at any time, except in compliance with applicable legal requirements and, when necessary, upon prior written consent of the NJDEP. From and after the Closing, each successive owner of the Property from time to time shall be responsible to maintain the Engineering controls, and not allow them to fall into disrepair or be damaged, during the tenure of such owner’s ownership of the Property; such responsibility includes all maintenance, repair, inspection and reporting obligations pursuant to the Deed Notice and applicable legal requirements. The acceptance by each owner of a deed of the Property shall automatically constitute an undertaking by such owner of such obligation directly in favor of the Seller, and an agreement that the Seller may enforce such obligation directly against such owner, and that the Seller may recover from such owner all counsel fees, engineering or consultant fees and litigation costs reasonably and necessarily incurred by the Seller as a result of such owner’s failure to so comply during the tenure of such owner’s ownership of the Property. The covenants set forth in this Section 30(b) shall survive Closing and shall be incorporated into the Deed from Seller to Buyer, as a covenant that shall be binding upon Buyer and all subsequent owners of the Property, as a covenant running with the land; provided, however, that (and the Deed from the Seller to the Buyer shall state) that neither the Buyer nor any other owner of the Property shall be responsible to the Seller for such obligations with respect to the period before, or with respect to the period after, such owner’s tenure of ownership of the Property. The Deed covenant shall include a grant of access in the event Buyer or any subsequent owner breaches the covenant and Seller is required to remediate the Property, and in such case shall authorize Seller to remediate to the lowest standard permitted by NJDEP at the cost and expense of the breaching owner of the Property.
31. Flood Zone. The Buyer acknowledges that the Property is located within a “Flood Plain”, or “Flood Hazard Area” (hereinafter referred to as “Flood Zones”) as those terms are defined in N.J.S.A. 58:l6A-5l et seq. and the regulations promulgated thereunder. The parties understand and agree that Buyer will not object and will Close subject to these facts.
32. Buyer’s Indemnity.
     The Buyer shall indemnify, defend and hold the Seller and its managers, members, employees and affiliates, including, without limitation the “Seller Indemnitees” harmless from and against all loss or liability for or on account of any injury (including death) or damage received or sustained by any person or persons by reason of any act or omission, whether negligent or otherwise, on or before the Closing Date on the part of the Buyer or any employee, invitee, agent or contractor of the Buyer in the course of any activities carried out at the Property by or on behalf of the Buyer. In the event of injury or damage caused in part by any act or omission of the Seller Indemnitees, or any employee, invitee, agent or contractor of the Seller Indemnitees, the indemnification obligation owed by the Buyer shall be reduced, proportionately, based upon the percentage allocation of fault due to the act or omission of the Seller Indemnitees or any employee, invitee, agent or contractor thereof, as determined by the finder of fact and reflected in any final, non-appealable judgment in the underlying action or in an action between the Seller Indemnities and the Buyer arising out of such injury or damage. This indemnification shall exclude any loss or liability incurred by virtue of the mere discovery by the Buyer of any environmental contamination at the Property, but such exclusion shall not apply to any exacerbation by the Buyer of any such existing contamination. The term “Seller Indemnitees” shall be deemed to mean the Seller, its successors and assigns, Russo Development, LLC, its successors and assigns, and all companies and corporations directly or indirectly subsidiary to Seller or Russo Development, L.L.C., its successors or assigns, and all managers, members, shareholders, directors, partners and employees of all such entities, and the successors and assigns of any of them. The provisions of this Section 32 shall survive any termination of this Agreement.
33. Conditions Precedent to Buyer’s Obligation to Close. The obligation of the Buyer to close is subject to the following conditions:
          (a) The representations and warranties of Seller contained in this Agreement shall be true and correct at and as of the Closing as though such representations and warranties were made at and as of the date of Closing, except as otherwise expressly contemplated herein.

          (b) Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.
          (c) The First Mortgage Lender shall have executed and delivered the Loan Assumption Agreement prior to or on the date of Closing.
34. Conditions Precedent to Seller’s Obligation To Close. The obligation of the Seller to close is subject to the following conditions:
     (a) The representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of the Closing as though such representations and warranties were made at and as of the date of Closing except as otherwise expressly contemplated herein.
     (b) Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by its prior to or at the Closing.
35. Failure To Close.
     (a) The parties agree that in the event of (i) Seller’s inability to convey Title to the Property as required by this Agreement on the Closing Date or any adjournment thereof agreed upon by the parties (“Title Failure”); or (ii) the failure to occur of any of the conditions precedent to Buyers’ obligation to purchase the Property contained in this Agreement (“Condition Failure”) on or before the Closing Date or any adjournment thereof agreed upon by the parties, the Buyer may terminate this contract by written notice to the Seller. Upon such termination, the Buyer shall be entitled to the return of the Deposit. If such termination is due to Title Failure, Buyer shall receive from Seller an amount equal to the Title/Survey Costs. If the Title Failure or the Condition Failure is due to a deliberate breach by the Seller of any of its obligations under this Agreement, then the Buyer shall also be entitled to recover from the Seller the reasonable out of pocket expenses incurred by the Buyer up to a maximum of $20,000 in connection with the transaction contemplated by this Agreement, including without limitation costs of inspections and investigations and costs of engineers, attorneys and environmental consultants.
     (b) The parties agree that in the event that Buyer fails to Close and to pay the purchase price, other than as a result of the failure of a contingency or condition precedent to Buyer’s obligation to Close, the Seller, as its sole remedy on account thereof, may terminate this Agreement by written notice to Buyer, whereupon the Seller shall be entitled to obtain from the Escrow Agent the Deposit as liquidated damages on account of such default and, thereafter neither party shall have any further rights or obligations hereunder other than those which, pursuant to the express provisions hereof, survive the termination of this Agreement. The parties have consulted with their respective advisors and attorneys and have negotiated with each other and have agreed upon an amount for the Deposit that both believe is fair and reasonable under the circumstances and a suitable proxy for actual damages. The payment of the Deposit to Seller as liquidated damages is not intended to be a forfeiture or penalty, but instead is intended to constitute liquidated damages to Seller and is a reasonable estimate of the damages that will be incurred by Seller if Buyer defaults in its obligation to purchase the Property hereunder. Nothing contained in this Section 35 shall in any way limit any indemnification (and any related hold harmless and defense) obligation of Buyer or Seller pursuant to this Agreement. Buyer covenants not to bring any action or suit challenging the amount of liquidated damages provided hereunder in the event of such default. This Section 35 shall expressly survive the termination of this Agreement..
36. Binding Effect. This Agreement is binding upon all parties who sign it and all who succeed to their rights and responsibilities.
37. Participation in 1031 Exchange. Like Kind Exchange.
     37.1. Notwithstanding any contrary provision of this Agreement, Seller and Buyer agree that either party, prior to the Closing, can notify the other party (provided that such notice is given at least ten days in advance of the Closing) of an election to enter into a like-kind exchange or reverse 1031 exchange for property designated or to be designated in accordance with Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (such property or properties being hereinafter called the “Exchange Property”). The assigning party expressly reserves the right to assign its rights, but not its obligations, hereunder to a Qualified Intermediary (the “Intermediary”) as provided in IRC Reg. 1.1031(k)-1(g)(4) on or before the Closing. The parties agree to execute a written consent to such assignment on the Intermediary’s standard form, provided the written consent form is commercially reasonable and customary, and provided that the written consent form involves no liability or cost on the part of the non-requesting party. Nothing herein shall create a contingency of any nature and the Closing shall not be delayed nor shall the obligations of either party be contingent upon, or increased by virtue of, any proposed 1031 exchange.
     37.2. If either party elects to exercise its rights under Section 37.1, such party shall indemnify, defend, and hold the other party harmless from and against any and all liabilities, losses, expenses, and claims, including costs and reasonable attorneys’ fees, incurred by the other party and resulting from or arising from such exercise or from any like kind exchange transaction.
38. Bulk Sale Tax Filing.
     Seller shall, promptly upon the written request of the Buyer, cooperate with the Buyer in preparing and filing the necessary forms and statements to provide bulk sale notice to the New Jersey Division of Taxation. The parties agree that any sum of money required to be held in escrow by the New Jersey Division of Taxation shall be held by the Escrow Agent from the proceeds of sale due at Closing in an interest bearing trust account, which will be released to the Seller, with all accrued interest, if, as and when Seller obtains a tax clearance letter from the New Jersey Division of Taxation, which obligation of Seller to obtain such tax clearance letter, and satisfy any and all conditions required for the issuance thereof, shall survive Closing. Notwithstanding anything to the contrary contained herein, Buyer shall not be liable for any taxes owed in connection with the ownership, use or operation of the Property prior to Closing, or any taxes on any gain realized upon the sale, transfer or assignment of the Property and Seller shall indemnify and hold Buyer harmless from any liability or cost incurred in connection with any claim for any such taxes, including any interest and penalties thereon and cost and fees relating thereto. The indemnification provision contained in this Article 38 shall survive the termination of the Contract and/or the Closing under the Contract.
39. Post Closing Property Management Agreement.
     At Closing the Buyer and Seller’s affiliated company, Russo Development, LLC shall execute and deliver the Property Management Agreement annexed hereto as Schedule G.
40. Audit Confirmation and Information.
     The Seller acknowledges that it has been advised by the Buyer that the Buyer must comply with certain acquisition audit or disclosure requirements pursuant to rules and regulations of the U.S. Securities and Exchange Commission. For the period of time commencing on the Closing date and continuing through the date that is six (6) months after the Closing date, Seller shall, from time to time, upon five (5) days’ prior written notice from Buyer, provide Buyer and its accountants with access to such books, records and materials relating solely to the operations and financial results of the Property for the fiscal years that ended on December 31, 2009, and December 31, 2010, and for the period beginning January 1, 2011, and ending on the Closing date. All costs incurred as a result of Buyer undertaking the foregoing activities shall be borne exclusively by Buyer. All books, records and materials shall be provided without representation or warranty as to accuracy or completeness or otherwise. All such activities described in this Section shall be conducted at Seller’s or its agent’s place of business in a commercially reasonable fashion during normal business hours.
41. Miscellaneous.
     41.1 Entire Agreement; Merger Clause. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and it supersedes all prior and contemporaneous representations, agreements and understandings with respect thereto, whether written or oral.
     41.2 Attorneys’ Fees. Notwithstanding anything to the contrary contained in this Agreement, if any litigation ensues between the Buyer and the Seller in connection with this Agreement, the reasonable attorneys’ fees of the prevailing party shall be paid by the other party. The agreement contained in this Section shall survive the closing or any termination of this Agreement.
     41.3 Further Assurances. From time to time at the Buyer’s written request (whether at or after the Closing), the Seller shall execute, acknowledge and deliver such other and further documents, and shall take such further action, as the Buyer may reasonably request to better effectuate the provisions of this Agreement, provided that the same can be done without material cost or liability to the Seller.
     41.4 WAIVER OF JURY TRIAL. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE PROPERTY OR ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH OR RELATED HERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS TRANSACTION. THE AGREEMENT CONTAINED IN THIS SECTION SHALL SURVIVE THE CLOSING OR A TERMINATION OF THIS AGREEMENT.
     41.5 Business Days. If the last day provided for in this Agreement for the Seller or the Buyer to take a particular action is a Saturday, Sunday or legal holiday, such last day shall be extended until the next day that is not a Saturday, Sunday or legal holiday.
     41.6 Certain Particular Provisions. (a) No provision of this Agreement may be changed or waived orally or by any course of dealing, but only by an instrument in writing signed by the party to be charged with such change or waiver.
          (b) This Agreement may be executed in two or more counterparts, and by different parties on different counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same Agreement.
          (c) The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.
          (d) The terms of this Agreement have been negotiated by the Seller and the Buyer in consultation with counsel and reflect the consensus reached by them as a result of their joint negotiations. No provision of this Agreement shall be interpreted or construed against a particular party or in favor of another party merely because of which party (or its counsel) drafted or supplied the wording for such provision.
          (e) No failure or delay on the part of either party in exercising any right or remedy in respect of this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise of the same or any other right or remedy on the same or any future occasion.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals effective on the date first above written.
SIGNED AND AGREED TO BY:

Witnessed or Attested by:	BUYER:
TERRENO REALTY LLC

	By:	Terreno Realty Corporation,

its sole member and manager

/s/ Victoria L. Bayley	By:	/s/ Andrew T. Burke

Andrew T. Burke Senior Vice President

SELLER:
SAW MILL PARK, LLC

/s/ Amanda Foler	By:	/s/ Edward Russo

Edward Russo, Manager

ESCROW AGENT:
(as to Sections 5 and 38 only)
(name of title company)

	By:	/s/ Michelle Viguie

Michelle Viguie

RUSSO DEVELOPMENT, LLC
(as to Section 39 only)

/s/ Amanda Foler	By:	/s/ Edward Russo

Edward Russo

STATE OF NEW JERSEY, COUNTY OF BERGEN            SS:
     I CERTIFY that on March 30, 2011, Andrew T. Burke personally came before me and acknowledged under oath, to my satisfaction, that he:
     (a) is named in and personally signed this document;
     (b) was authorized to and did execute this instrument as the Senior Vice President of Terreno Realty Corporation as sole member and manager of Terreno Realty LLC, the entity named in this document; and
     (c) with full authority to bind said entity, did sign and deliver this document as the binding act and deed of said entity.

/s/ Amanda Foler
Amanda Foler
Notary Public